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PROSPECTUS SUPPLEMENT #7                        FILED PURSUANT TO RULE 424(B)(3)
(TO PROSPECTUS DATED JUNE 7, 2000)                    REGISTRATION NO. 333-32228

                               [EXCITE@HOME LOGO]

                              AT HOME CORPORATION
                         $500,000,000 PRINCIPAL AMOUNT
                 4 3/4% CONVERTIBLE SUBORDINATED NOTES DUE 2006

                        SHARES OF SERIES A COMMON STOCK
                     ISSUABLE UPON CONVERSION OF THE NOTES

                           -------------------------

This prospectus supplement relates to the resale by the holders of 4 3/4% Convertible Subordinated Notes due 2006 of Excite@Home and the shares of Series A common stock of Excite@Home issuable upon the conversion of the notes.

You should read this prospectus supplement in conjunction with the prospectus dated June 7, 2000, which is to be delivered with this prospectus supplement. All capitalized terms used but not defined in this prospectus supplement shall have the meanings given to them in the prospectus.

The information in the table appearing under the heading "Selling
Securityholders" in the prospectus is superseded in part by the information appearing in the table below:

                                PRINCIPAL AMOUNT OF
                                NOTES BENEFICIALLY     PERCENTAGE     SHARES OF SERIES A    SHARES OF SERIES A
                                    OWNED THAT          OF NOTES         COMMON STOCK          COMMON STOCK
             NAME                   MAY BE SOLD        OUTSTANDING    BENEFICIALLY OWNED     THAT MAY BE SOLD
             ----               -------------------    -----------    ------------------    ------------------
Canyon Value Realization
  (Cayman) Ltd. ..............      $10,805,000            2.2%            350,429               191,183
Oppenheimer Convertible
  Securities Fund.............      $ 8,500,000            1.7%            150,399               150,399
GLG Global Convertible Fund...      $ 6,790,000            1.4%            120,142               120,142
Value Realization Fund, LP....      $ 5,075,000            1.0%            214,097                89,797
SG Cowen Securities Corp. ....      $ 2,000,000              *              35,388                35,388
GLG Global Convertible UCITS
  Fund........................      $ 1,860,000              *              32,910                32,910
Delphi Financial Group,
  Inc. .......................      $   310,000              *              13,234                 5,485
Value Realization Fund B,
  LP..........................      $   310,000              *              13,217                 5,485

-------------------------
* Less than 1%
                           -------------------------

INVESTING IN OUR CONVERTIBLE SUBORDINATED NOTES OR OUR SERIES A COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. PLEASE CAREFULLY CONSIDER THE "RISK FACTORS" BEGINNING ON PAGE 2 OF THE PROSPECTUS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS OR THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

           The date of this prospectus supplement is August 11, 2000.